Exhibit 2.16

Execution Version

GUARANTEE AND PLEDGE AGREEMENT

between

Eastern & Western Hotel Corporation

and

Wells Fargo Foothill, Inc.,
as Agent

Dated as of March 29, 2005

TABLE OF CONTENTS

SECTION 1. DEFINED TERMS
SECTION 2. GUARANTEE
2.1	Guarantee
2.2	Limited Recourse Guarantee
2.3	No Subrogation
2.4	Amendments, etc. with respect to Obligations
2.5	Guarantee Absolute and Unconditional
2.6	Reinstatement
2.7	Payments
SECTION 3. GRANT OF SECURITY INTEREST
3.1	Grant of Security Interest
3.2	Term of Security Interest
SECTION 4. REPRESENTATIONS AND WARRANTIES
4.1	Title; No Other Liens
4.2	Perfected Liens
4.3	Jurisdiction of Organization
4.4	Cash Account
4.5	Existence; Power; Authorization
4.6	No Consent; Enforceable Obligations
4.7	No Legal Bar
SECTION 5. COVENANTS
5.1	Creation of Cash Account
5.2	Delivery of Control Agreement
5.3	Delivery of Instruments, Certificated Securities and Chattel Paper
5.4	Maintenance of Perfected Security Interest; Further Documentation
5.5	Changes in Name, etc
5.6	Notices
5.7	Transactions with Affiliates
5.8	Operation of the Casino Hotel
SECTION 6. REMEDIAL PROVISIONS
6.1	Cash Account
6.2	Proceeds to be Turned Over To Agent
6.3	Application of Proceeds
6.4	Code and Other Remedies
SECTION 7. THE AGENT
7.1	Agent’s Appointment as Attorney-in-Fact, etc
7.2	Duty of Agent
7.3	Execution of Financing Statements
7.4	Authority of Agent
SECTION 8. MISCELLANEOUS
8.1	Amendments in Writing
8.2	Notices
8.3	No Waiver by Course of Conduct; Cumulative Remedies

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8.4	Successors and Assigns
8.5	Counterparts
8.6	Severability
8.7	Section Headings
8.8	Integration
8.9	GOVERNING LAW
8.10	Submission To Jurisdiction; Waivers
8.11	Releases
8.12	WAIVER OF JURY TRIAL
8.13	Effectiveness
8.14	Intercreditor Agreement

SCHEDULES
Schedule 1	Cash Account
Schedule 2	Perfection Matters
Schedule 3	Jurisdiction of Organization

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Execution Version

GUARANTEE AND PLEDGE AGREEMENT

GUARANTEE AND PLEDGE AGREEMENT, dated as of March 29, 2005 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), between Eastern & Western Hotel Corporation, a Nevada corporation (the “Pledgor”), and Wells Fargo Foothill, Inc., in its capacity as administrative agent for the Lender Group and the Bank Product Provider (in such capacity, together with its successors and assigns in such capacity, the “Agent”), pursuant to that certain Credit Agreement dated as of March 29, 2005 (as amended, restated, supplemented or otherwise modified from time to time, including all schedules thereto, the “Credit Agreement”), by and among 155 East Tropicana, LLC (“155 LLC”), 155 East Tropicana Finance Corp. (“155 Corp.”; 155 LLC and 155 Corp. are referred to hereinafter each individually as a “Borrower”, and individually and collectively, jointly and severally, as the “Borrowers”), the lenders signatory thereto (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), and Agent.

W I T N E S S E T H:

WHEREAS, the Pledgor and 155 LLC have entered into that certain Amended and Restated Casino Lease, dated as of March 9, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Casino Lease”), and that certain Amended and Restated Hotel Lease, dated as of March 9, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Hotel Lease” and, together with the Casino Lease, the “Leases”), pursuant to which the Pledgor leases from 155 LLC, and operates, that certain hotel casino commonly known as the San Remo Las Vegas Casino Resort (and to be re-branded and reopened as a “Hooters Casino Hotel”) located at 115 and 155 East Tropicana Avenue, Las Vegas, Nevada (the “Casino Hotel”);

WHEREAS, it is a condition precedent of the Credit Agreement that the Pledgor will guarantee to Agent the payment and performance of the Borrowers’ Obligations (as defined in the Credit Agreement) to the extent of (a) the cash flow received by the Pledgor from casino operations at the Casino Hotel, in excess of rent and reserves and (b) the Pledgor’s right, title and interest in and to the Leases and the leasehold interests in the Casino Hotel and the other “Trust Property” (as defined in the Leasehold Deed of Trust, Fixture Filing with Assignment of Rents and Leases, and Security Agreement, dated as of March 29, 2005 (the “Deed of Trust”) by and form the Pledgor, as “Grantor”, to Lawyers Title of Nevada, Inc., as “Trustee” for the benefit of the below-defined Trustee;

WHEREAS, pursuant to a similar Guarantee and Pledge Agreement, dated as of the date hereof (the “Trustee E&W Guarantee”), by and among the Pledgor and  The Bank of New York Trust Company, N.A., as trustee (in such capacity, together with its successors and assigns in such capacity, the “Trustee”), the Cash Account Collateral (as defined herein) and the Trust Property also secures obligations under that certain Indenture, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, including all schedules thereto, the “Indenture”), among the Borrowers, any future guarantors party thereto, and Trustee;

WHEREAS, pursuant to, and to the extent provided in, that certain Intercreditor and Lien Subordination Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among Trustee, the Agent, and the Borrowers, the security interest in the Cash Account Collateral and the Trust Property that secures the Obligations will be senior to the security interest (granted pursuant to the Trustee E&W Guarantee) in the Cash Account Collateral and the Trust Property that secures the principal amount of indebtedness of up to $130.0 million (plus related interest, fees, indemnities, costs and expenses) (granted pursuant to the Trustee E&W Guarantee) under the Indenture; and

WHEREAS, it is a condition precedent to the obligation of the Agent and the Lenders that the Pledgor shall have executed and delivered this Agreement to the Agent for the ratable benefit of the Lenders;

NOW, THEREFORE, in consideration of the premises and to induce the Agent and Lenders to enter into the Credit Agreement, the Pledgor hereby agrees with the Agent, for the ratable benefit of the Lenders, as follows:

SECTION 1. DEFINED TERMS

(a)                                  Unless otherwise specified or defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

(b)                                 The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

(c)                                  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. GUARANTEE

2.1                                 Guarantee.

(a)                                  The Pledgor hereby, unconditionally and irrevocably, guarantees to the Agent on the terms and conditions set forth in this Agreement (the “Guarantee”), for the ratable benefit of the Lenders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrowers when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations to the extent of this Guarantee.

(b)                                 The Pledgor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of the Pledgor hereunder without impairing the Guarantee or affecting the rights and remedies of the Agent or any Lender hereunder.

(c)                                  The Guarantee shall remain in full force and effect until termination, which termination shall occur upon the earliest of (i) such time as all Obligations under the Guarantee shall have been satisfied by payment in full, (ii) such time as none of the Obligations remain outstanding and (iii) following the occurrence of the Operator Licensing Event, the termination of the Casino Lease and the consummation of the other transactions that are to occur as a condition to on the Third Closing Date (as defined in, and as provided in, the Amended and Restated Joint Venture Agreement, dated as of March 9, 2005 (the “Joint Venture Agreement”), by and between EW Common LLC, a Nevada limited liability company, who is the successor in interest to the Pledgor; Florida Hooters LLC, a Nevada limited liability company (“Florida Hooters”); and the Pledgor to the extent that the Pledgor has remaining obligations under the Joint Venture Agreement, dated as of June 29, 2004, by and between the Pledgor and I and P Corporation, Colorado, a Nevada corporation, on the one side and Florida Hooters, on the other side) (the transactions described in this clause (iii), the “Third Closing Date Transactions”).

(d)                                 No payment made by the Borrowers, any guarantor or any other Person or received or collected by the Agent or any Lender from the Borrowers, any guarantor or any other Person by virtue of any action or proceeding or any set-off, appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Pledgor hereunder which shall, notwithstanding any such payment (other than any payment made by the Pledgor in respect of the Obligations or any payment received or collected from the Pledgor in respect of the Obligations), remain liable for the Obligations hereunder until the earliest of (i) the payment of the Obligations in full, (ii) such time as none of the Obligations remains outstanding and (iii) the consummation of the Third Closing Date Transactions in accordance with the Joint Venture Agreement.

2.2                                 Limited Recourse Guarantee.  Notwithstanding anything contained in any other provision of this Agreement to the contrary, (a) neither Agent nor any of the Lenders shall have recourse to the Pledgor or to any of its tangible or intangible assets to satisfy the Obligations or for any other amounts that may become owing by the Pledgor in connection with the execution, delivery and performance of this Agreement, except and only to the extent of the Cash Account Collateral (as defined below) and the Trust Property, (b) the Agent and the Lenders shall look solely to the Cash Account Collateral and Trust Property for payment and satisfaction of the Guarantee in this Agreement and (c) the Pledgor shall have no liability for any deficiency if the proceeds of the sale or other disposition of the Cash Account Collateral and Trust Property are insufficient to satisfy the Obligations.

2.3                                 No Subrogation.  Notwithstanding any payment made by the Pledgor hereunder or any set-off or application of funds of the Pledgor by the Agent or any Lender, the Pledgor shall not be entitled to be subrogated to any of the rights of the

Agent or any Lender against the Borrowers or any other guarantor or any collateral security, guarantee or right of offset held by the Agent or any Lender for the payment of the Obligations, nor shall the Pledgor seek or be entitled to seek any contribution or reimbursement from the Borrowers or any other guarantor in respect of payments made by the Pledgor hereunder.

2.4                                 Amendments, etc. with respect to Obligations.  The Pledgor shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Pledgor and without notice to or further assent by the Pledgor, any demand for payment of any of the Obligations made by the Agent or any Lender may be rescinded by the Agent or such Lender and any of the Obligations continued, and the Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Agent or any Lender, and the Credit Agreement and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Agent (or the Lenders in accordance with the Credit Agreement) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Agent or any Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released.  Neither the Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for the Guarantee or any property subject thereto.

2.5                                 Guarantee Absolute and Unconditional.  The Pledgor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice or proof of reliance by the Agent or any Lender upon the Guarantee or acceptance of the Guarantee; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the Guarantee; and all dealings between the Borrowers and the Pledgor, on the one hand, and the Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the Guarantee.  The Pledgor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrowers or the Pledgor with respect to the Obligations.  The Pledgor understands and agrees that the Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement, any of the Obligations or any other collateral security or guarantee therefor or right of offset with respect thereto at any time or from time to time held by the Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance), to the extent permitted by law, which may at any time be available to or be asserted by the Borrowers or any other Person against the Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrowers or the Pledgor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrowers for the Obligations, or of the Pledgor under the Guarantee, in bankruptcy or in any other instance.  When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against the Pledgor, the Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrowers, any other guarantor or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrowers, any other guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrowers, any other guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve the Pledgor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Agent or any Lender against the Pledgor.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

2.6                                 Reinstatement.  The Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of either of the Borrowers or the Pledgor, or upon or as a result of the appointment of a receiver, intervener or conservator of, or trustee or similar officer for, the Borrowers or the Pledgor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.7                                 Payments.  The Pledgor hereby guarantees that payments hereunder will be paid to the Agent without set-off or counterclaim in U.S. Dollars at the Agent’s office specified in Section 8.2.

SECTION 3. GRANT OF SECURITY INTEREST

3.1                                 Grant of Security Interest.  The Pledgor hereby assigns and transfers to the Agent, and hereby grants to the Agent, for the ratable benefit of the Lenders, a security interest in all of Pledgor’s right, title and interest in and to the Cash Account (as defined below) hereafter acquired by the Pledgor or in which the Pledgor now has or at any time in the future may acquire any right, title or interest (collectively, the “Cash Account Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of all obligations and liabilities of the Pledgor that may arise under or in connection with this Agreement (including, without limitation, Section 2) (collectively, the “Pledgor Obligations”):

(a)                                  the Cash Account of Pledgor listed on Schedule 1;

(b)                                 all books and records pertaining to the Cash Account Collateral; and

(c)                                  to the extent not otherwise included, all “proceeds” as such term is defined in Section 9-102(a)(64) of the NY UCC (as defined below) and, in any event, shall include, without limitation, all dividends or other income from the Cash Account, collections thereon or distributions or payments with respect thereto (collectively, the “Proceeds”), all “supporting obligations” as defined in the NY UCC and products of any and all of the foregoing.

3.2                                 Term of Security Interest.  Notwithstanding any earlier termination of the Guarantee, the security interest granted pursuant to Section 3.1 shall remain in full force and effect until termination, which termination shall occur upon the earlier of (i) the payment of the Obligations in full and (ii) such time as none of the Obligations remain outstanding.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Agent and Lenders to enter into the Credit Agreement, the Pledgor hereby represents and warrants to the Agent and each Lender that:

4.1                                 Title; No Other Liens.  Except for the security interest granted to the Agent for the ratable benefit of the Lenders pursuant to this Agreement, the Pledgor owns the Cash Account free and clear of any and all Liens.  The Pledgor is the beneficial and record owner of the Cash Account pledged by it hereunder.

4.2                                 Perfected Liens.  Upon the execution of a control agreement by Agent, the Pledgor and 155 LLC pursuant to Section 5.2 hereof (the “Control Agreement”), the security interest, granted pursuant to this Agreement upon completion of the filings and other actions specified on Schedule 2 (which, in the case of all filings and other documents referred to on said Schedule, have been delivered to the Agent in completed and, if required, duly executed form) will constitute valid perfected security interests, in the Cash Account in favor of the Agent, subject to the Intercreditor Agreement and the Trustee E&W Guarantee, for the ratable benefit of the Lenders, as collateral security for the Pledgor Obligations, enforceable in accordance with the terms hereof against all creditors of the Pledgor and any Persons purporting to purchase any Cash Account from such Pledgor.

4.3                                 Jurisdiction of Organization.  As of the Closing Date, the Pledgor’s jurisdiction of organization and identification number from the jurisdiction of organization (if any), as the case may be, are specified on Schedule 3.

4.4                                 Cash Account.  The Cash Account is not subject to any agreement or undertaking (other than the Intercreditor Agreement) restricting the right or ability of the Pledgor or the Agent to sell, assign or transfer the Cash Account, including Proceeds thereof.

4.5                                 Existence; Power; Authorization.  The Pledgor (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to make, deliver and perform this Agreement and (c) has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

4.6                                 No Consent; Enforceable Obligations.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement. This Agreement has been duly executed and delivered on behalf of the Pledgor and constitutes a legal, valid and binding obligation of the Pledgor, enforceable against the Pledgor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.7                                 No Legal Bar.  The execution, delivery and performance of this Agreement will not violate (a) the organizational or governing documents of the Pledgor, (b) any law, treaty, rule or regulation or determination of an arbitrator or a court or other governmental authority applicable to or binding upon the Pledgor or any of its property or to which the Pledgor or any of its property is subject or (c) any security issued by the Pledgor or any other material agreement, instrument or other undertaking to which the Pledgor is a party or by which it or any of its property is bound.

SECTION 5. COVENANTS

The Pledgor covenants and agrees with the Agent and the Lenders that, from and after the date of this Agreement until the Obligations shall have been paid in full:

5.1                                 Creation of Cash Account.  (a)  The Pledgor shall create a cash collateral account, pursuant to the Casino Lease and shall deposit with respect to each month, after payment of the Base Rent (as defined in the Casino Lease) for such month and the reserves for such month set forth in Sections 4.2(a), (b) and (c) of the Casino Lease and any unfunded reserves for prior months (the “Casino Lease Reserves”), the remaining cash flow, if any, from casino operations (the “Remaining Casino Cash Flow”) for such month in a collateral account as set forth in Section 4.2(d) of the Casino Lease (the “Cash Account”) within 25 days after the end of such month; provided, however, that the Pledgor shall have no further obligation to deposit the Remaining Casino Cash Flow in the Cash Account after the termination of the Casino Lease following the occurrence of the Operator Licensing Event.  To the extent that in a particular month, cash flow from casino operations is not sufficient to pay all cash payments (including the deposits for the Casino Lease Reserves) required to be made in such month (the “Required Payments”; the excess of the Required Payments over the cash flow from casino operations, the “Cash Deficit”), then Pledgor shall have the right to withdraw from the Cash Account an amount of cash equal to such Cash Deficit; provided, however, that the Pledgor shall have no right to withdraw funds from the Cash Account after the termination of the Casino Lease following the occurrence of the Operator Licensing Event. The Cash Account shall be preserved by Pledgor, in trust for the benefit of the Lenders, subject to the Intercreditor Agreement and the Trustee E&W Guarantee, until such time as all Obligations cease to be outstanding. Pledgor shall maintain the Control Agreement with the Agent until the Obligations are no longer outstanding, permitting account access to the Agent in the case of a default on the Obligations.

(b)                                 Without the prior written consent of the Agent, the Pledgor will not (i) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Cash Account or Proceeds thereof constituting Collateral hereunder, (ii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Cash Account or Proceeds thereof constituting Collateral hereunder, or any interest therein, except for the security interests created by this Agreement and the Trustee E&W Guarantee or (iii) enter into any agreement or undertaking restricting the right or ability of the Pledgor or the Agent to sell, assign or transfer the Cash Account or Proceeds thereof.

5.2                                 Delivery of Control Agreement.  For the Cash Account such Grantor shall pursuant to the Control Agreement, cause the bank or financial institution, with respect to such Cash Account, to agree to comply at any time with instructions from Agent to such bank or financial institution directing the disposition of assets from time to time credited to such Cash Account, without further consent of the Pledgor or any other Person.  Grantor agrees that it shall not maintain any cash from Remaining Casino Cash Flow in any account other than the Cash Account.

5.3                                 Delivery of Instruments, Certificated Securities and Chattel Paper.  If any amount payable under or in connection with any of the Cash Account Collateral shall be or become evidenced by any instrument, such instrument shall be delivered as soon as reasonably practicable to the Agent, duly indorsed in a manner satisfactory to the Agent, to be held as Cash Account Collateral pursuant to this Agreement.

5.4                                 Maintenance of Perfected Security Interest; Further Documentation.  (a)  The Pledgor (i) shall maintain the security interest created by this Agreement as a security interest having at least the perfection and priority described in Section 4.2 and (ii) shall defend such security interest against the claims and demands of all Persons whomsoever.

(b)                                 At any time and from time to time, upon the written request of the Agent, and at the sole expense of the Pledgor, the Pledgor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) filing any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) in the case any relevant Cash Account Collateral, taking any actions necessary to enable the Agent to obtain “control” (within the meaning of the applicable Uniform Commercial Code) with respect thereto.

5.5                                 Changes in Name, etc.  The Pledgor will not, except upon 10 days’ prior written notice to the Agent (a) change its jurisdiction of organization from that referred to in Section 4.3 or (b) change its name.

5.6                                 Notices.  The Pledgor will advise the Agent promptly, in reasonable detail, of:

(a)                                  any Lien (other than security interests created hereby or by the Trustee E&W Guarantee) on any of the Cash Account Collateral;

(b)                                 any inability to satisfy debts when due; and

(c)                                  of the occurrence of any other event (other than matters contemplated by Section 5.1 herein) which could reasonably be expected to have a material adverse effect on the value of the Cash Account Collateral or on the security interests created hereby.

5.7                                 Transactions with Affiliates. The Pledgor shall not enter into any transaction with any Affiliate of the Pledgor involving the Casino Hotel or the Remaining Casino Cash Flow, except:

(a)                                  as expressly permitted by this Agreement;

(b)                                 except as expressly permitted by the following agreements, in each case, as in effect as of the date of this Agreement, without giving effect to any amendment or supplement thereto or modification thereof: Amended and Restated Joint Venture Agreement, dated as of March 9, 2005, by and between EW Common LLC, a Nevada limited liability company (“EW Common”), and Florida Hooters, LLC, a Nevada limited liability company (“Florida Hooters”); Amended and Restated Operating Agreement, dated as of March 9, 2005, by and between EW Common and Florida Hooters; Casino Lease; and Hotel Lease; or

(c)                                  in the ordinary course of business and pursuant to the reasonable requirements of the business of the Pledgor provided that, in the case of this clause (c) upon fair and reasonable terms no less favorable to the Pledgor than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of Pledgor and which are disclosed in writing to the Agent.

For the purposes of this Section 5.7, “Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise.  Without limitation, any director, executive officer or beneficial owner of five percent (5%) or more of the equity of a Person shall for the purposes of this Agreement, be deemed to control the other Person.  Notwithstanding the foregoing, none of the Agent or the Borrowers shall be deemed an “Affiliate” of the Pledgor.

5.8                                 Operation of the Casino Hotel

(a)                                  The Pledgor shall, until the termination of the Casino Lease following the occurrence of the Operator Licensing Event:

(i)                                     comply with, and perform its obligations in all material respects under, the Casino Lease and the Hotel Lease in accordance with the respective terms thereof;

(ii)                                  operate the Casino Hotel with honesty, integrity, quality and courtesy so as to maintain and enhance the reputation and goodwill of Casino Hotel;

(iii)                               if the Casino Hotel has re-opened as the Hooters Casino Hotel, monitor the performance of each of the Pledgor’s employees at the Casino Hotel to insure that any standards required under any “Hooters” license or franchise agreements and the standards set forth in Section 8.1 of the Casino Lease are consistently maintained;

(iv)                              operate the Casino Hotel only in such a manner that is in the ordinary course of the normal day-to-day operations of the Casino Hotel, as if the Pledgor were the owner of the Casino Hotel, and shall only take such actions that are similar in nature and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of other Person that are in the same line of business, and as if the Pledgor were the owner of the Casino Hotel; and

(v)                                 cause its officers, directors, shareholders, employees and agents, to, in good faith, in the ordinary course of business, preserve, conserve and maintain the business operations of the Casino Hotel, including, without limitation, preserving in full force and effect the contracts, agreements, instruments, leases, licenses, arrangements and understandings, keeping available the services of the Casino Hotel’s current officers and key employees and preserving the Casino Hotel’s relationships consistent with past practice with gaming customers, suppliers, licensors, licensees, distributors and others having business dealings with the Casino Hotel, to the end that the Casino Hotel’s goodwill and ongoing businesses shall be unimpaired in all material respects at the time of the termination of the Casino Lease following the occurrence of the Operator Licensing Event.

(b)                                 Prior to the termination of the Casino Lease following the occurrence of the Operator Licensing Event, the Pledgor shall not, and shall cause its officers, directors, shareholders, employees and agents not to, conduct themselves in a manner which is contrary to the best interests of, or detrimental to, 155 LLC, the Casino Hotel or the “Hooters” organization or name, and directly or indirectly make any oral, written or recorded private or public statement or comment that is disparaging, defamatory or otherwise not in the best interests of 155 LLC, the Casino Hotel or the “Hooters” organization or name.

5.9                                 Reports.  Pledgor shall deliver to Agent monthly financial statements covering its business division (or operations) relating to the Casino Hotel (for so long as Pledgor shall be operating all or any part of the Casino Hotel pursuant to the Casino Lease or Hotel Lease).

SECTION 6. REMEDIAL PROVISIONS

6.1                                 Cash Account.    If an Event of Default shall occur and be continuing and the Agent shall give notice of its intent to exercise its rights under this Section 6.1(a) to the Pledgor, (i) the Agent shall have the right to receive any and all interest or other Proceeds paid in respect of the Cash Account constituting Cash Account Collateral hereunder and make application thereof to the Pledgor Obligations in accordance with Section 6.3, and (ii) any or all of such Cash Account shall be registered in the name of the Agent or its nominee.

6.2                                 Proceeds to be Turned Over To Agent.  If an Event of Default shall occur and be continuing, all Proceeds received by the Pledgor constituting Cash Account Collateral hereunder and consisting of cash, checks and other near-cash items shall be held by the Pledgor in trust for the Agent and the Lenders, segregated from other funds of the Pledgor, and shall, forthwith upon receipt by the Pledgor, be turned over to the Agent in the exact form received by the Pledgor (duly indorsed by the Pledgor to the Agent, if required).  All such Proceeds received by the Agent hereunder shall be held by the Agent in a collateral account maintained under its sole dominion and control.  All such Proceeds while held by the Agent in a collateral account (or by the Pledgor in trust for the Agent and the Lenders) shall continue to be held as collateral security for all the Pledgor Obligations and shall not constitute payment thereof until applied as provided in Section 6.3.

6.3                                 Application of Proceeds.  If an Event of Default shall have occurred and be continuing, at any time at the Agent’s election, the Agent may apply all or any part of Proceeds constituting Cash Account Collateral, whether or not held in any collateral account, in payment of the Pledgor Obligations in such order as the Agent may elect, and any part of such funds which the Agent elects not so to apply shall be held by the Agent in a collateral account as collateral security for all the Pledgor Obligations and shall not constitute payment thereof until applied to the Pledgor Obligations pursuant to this Section 6.3.  Any balance of such Proceeds remaining after the Pledgor Obligations and the Obligations shall have been paid in full shall be paid over to the Pledgor or to whomever may be lawfully entitled to receive the same.

6.4                                 Code and Other Remedies.  If an Event of Default shall occur and be continuing, the Agent, on behalf of the Lenders, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Pledgor Obligations, all rights and remedies of a secured party under the Uniform Commercial Code as from time to time in effect in the State of New York (the “NY UCC”) or any other applicable law.  Without limiting the generality of the foregoing, if an Event of Default shall have occurred and be continuing, the Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Pledgor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Cash Account Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Cash Account Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Agent or any Lender or elsewhere upon such terms and conditions as it may reasonably deem advisable and at such prices as it may reasonably deem best, for cash or on credit or for future delivery without assumption of any credit risk.  The Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Cash Account Collateral so sold, free of any right or equity of redemption in the Pledgor, which right or equity is hereby waived and released (to the extent permitted by law).  The Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.4, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Cash Account Collateral or in any way relating to the Cash Account Collateral or the rights of the Agent and the Lenders hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Pledgor Obligations, in accordance with Section 6.3, and only after such application and after the payment by the Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the NY UCC, need the Agent account for the surplus, if any, to the Pledgor.  To the extent permitted by applicable law, the Pledgor waives all claims, damages and demands it may acquire against the Agent or any Lender arising out of the exercise by the Agent or such Lender of any rights hereunder.  If any written notice of a proposed sale or other disposition of Cash Account Collateral shall be required by law, such written notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

SECTION 7.  THE AGENT

7.1                                 Agent’s Appointment as Attorney-in-Fact, etc.  (a)  The Pledgor hereby irrevocably constitutes and appoints the Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Pledgor and in the name of the Pledgor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, the Pledgor hereby gives the Agent the power and right, on behalf of the Pledgor, without notice to or assent by the Pledgor, to do any or all of the following:

(i)                                     in the name of the Pledgor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to the Cash

Account Collateral and file any claim or initiate any proceeding in any court of law or equity or take any other action otherwise deemed appropriate by the Agent for the purpose of collecting any and all such moneys due with respect to any other Cash Account Collateral whenever payable;

(ii)                                  pay or discharge taxes and Liens levied or placed on or threatened against the Cash Account Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iii)                               execute, in connection with any sale provided for in Section 6.4, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Cash Account Collateral; and

(iv)                              (1)  direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Agent or as the Agent shall direct;  (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any of the Cash Account Collateral;  (3) sign and indorse any assignments, verifications, notices and other documents in connection with any of the Cash Account Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Cash Account Collateral or any portion thereof and to enforce any other right in respect of any of the Cash Account Collateral; (5) defend, settle, compromise or adjust any suit, action or proceeding brought against the Pledgor with respect to any of the Cash Account Collateral and, in connection therewith, give such discharges or releases as the Agent may deem appropriate; and (6) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Cash Account Collateral as fully and completely as though the Agent were the absolute owner thereof for all purposes, and do, at the Agent’s option and the Pledgor’s expense, at any time, or from time to time, all acts and things which the Agent deems necessary to protect, preserve or realize upon the Cash Account Collateral and the Agent’s and the Lenders’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as the Pledgor might do.

Anything in this Section 7.1(a) to the contrary notwithstanding, the Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.

(b)                                 If the Pledgor fails to perform or comply with any of its agreements contained herein, the Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c)                                  The Pledgor hereby ratifies all that said attorneys-in-fact shall lawfully do or cause to be done by virtue hereof.  All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

7.2                                 Duty of Agent.  The Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Cash Account Collateral in its possession, under Section 9-207 of the NY UCC or otherwise, shall be to deal with it in the same manner as the Agent deals with similar property for its own account.  Neither the Agent, any Lender nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be liable for failure to demand, collect or realize upon any of the Cash Account Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Cash Account Collateral upon the request of the Pledgor or any other Person or to take any other action whatsoever with regard to the Cash Account Collateral or any part thereof.  The powers conferred on the Agent and the Lenders hereunder are solely to protect the Agent’s and the Lenders’ interests in the Cash Account Collateral and shall not impose any duty upon the Agent or any Lender to exercise any such powers.  The Agent and the Lenders shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees, agents, attorneys-in-fact or affiliates shall be responsible to the Pledgor for any act or failure to act hereunder, except for its or such Person’s own gross negligence or willful misconduct.

7.3                                 Execution of Financing Statements.  Pursuant to any applicable law, the Pledgor authorizes the Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Cash Account Collateral without the signature of the Pledgor in such form and in such offices as the Agent determines appropriate to perfect the security interests of the Agent under this Agreement.

7.4                                 Authority of Agent.  The Pledgor acknowledges that the rights and responsibilities of the Agent under this Agreement with respect to any action taken by the Agent or the exercise or non-exercise by the Agent of any request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Agent and the Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Agent and the Pledgor, the Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and the Pledgor shall be under no obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 8. MISCELLANEOUS

8.1                                 Amendments in Writing.  None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by written agreement of the parties hereto.

8.2                                 Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three business days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows or to such other address as may be hereafter notified by the respective parties hereto:

Pledgor:	Eastern & Western Hotel Corporation
155 East Tropicana Avenue
Las Vegas, Nevada 89109
Attention: Michael Hessling
Telecopy: (702) 739-7783

with a copy to:	Kummer Kaempfer Bonner & Renshaw
3800 Howard Hughes Parkway
7th Floor
Las Vegas, Nevada 89109
Attention: Michael Bonner, Esq.
Telecopy: (702) 796-7181

Agent:	Wells Fargo Foothill, Inc.
2450 Colorado Avenue
Suite 3000 West
Santa Monica, California 90404
Attention: Specialty Finance Manager
Telecopy: (310) 453-7442

with a copy to:	Paul, Hastings, Janofsky & Walker LLP
515 South Flower Street, 25th Floor
Los Angeles, California 90071
Attention: John Francis Hilson, Esq.
Telecopy: (213) 627-0705

8.3                                 No Waiver by Course of Conduct; Cumulative Remedies.  Neither the Agent nor any Lender shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Event of Default.  No failure to exercise, nor any delay in exercising, on the part of the Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by the Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Agent or such Lender would otherwise have on any future occasion.  The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

8.4                                 Successors and Assigns.  This Agreement shall be binding upon the successors and assigns of the Pledgor and shall inure to the benefit of the Agent and the Lenders and their successors and assigns; provided that, except as set forth in the immediately following sentence, the Pledgor may not assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Agent.  Following the termination of the Guarantee pursuant to Section 2.1, the Pledgor may assign all (but not less than all) of its rights and obligations under this Agreement, provided that, as a condition precedent to such assignment, the assignee(s) shall, in writing, (x) expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Pledgor would be required to perform this Agreement if no such assignment had taken place and (y) expressly acknowledge that such assignee(s) shall be bound by all the terms and conditions of this Agreement with the same force and effect as if such assignee(s) had been a signatory and an original party to this Agreement.  The Agent may require any successor, assignee or transferee to ensure, by executing and delivering appropriate instruments, agreements and opinions of counsel, that the Agent continues to hold a Lien, having the same relative priority as was the case immediately prior to such succession, assignment, delegation or transfer, on all Cash Account Collateral for the benefit of the Lenders.

8.5                                 Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Agreement signed by all parties shall be lodged with the Pledgor and the Agent.

8.6                                 Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.7                                 Section Headings.  The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.8                                 Integration.  This Agreement represents the agreement of the Pledgor, the Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Agent or any Lender relative to subject matter hereof and thereof not expressly set forth or referred to herein.

8.9                               GOVERNING LAW.  THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED, AND THE RIGHTS OF THE PARTIES SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAWS AND RULE 327(b) OF THE NEW YORK CIVIL PRACTICE LAWS AND RULES.

8.10                           Submission To Jurisdiction; Waivers.  The Pledgor hereby irrevocably and unconditionally:

(a)                                  submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)                                 consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)                                  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Pledgor at its address referred to in Section 8.2 or at such other address of which the Agent shall have been notified pursuant thereto;

(d)                                 agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)                                  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

8.11                           Releases.  At the earlier of such time as the Obligations shall have been paid in full or the Obligations are no longer outstanding, the Collateral shall be released from the Liens created hereby, and this Agreement, the Guarantee contained in Section 2 (if such guarantee has not earlier terminated pursuant to Section 2.1(c)), the security interests granted herein and all other obligations (other than those expressly stated to survive such termination) of the Agent and the Pledgor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Pledgor.  At the request and sole expense of the Pledgor following any such termination, the Agent shall deliver to the Pledgor any Collateral held by the Agent hereunder, and execute and deliver to the Pledgor such documents as the Pledgor shall reasonably request to evidence such termination.

8.12                        WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

8.13                           Effectiveness. This Agreement shall be effective as of the Closing Date. Without limiting the generality of the foregoing, it is understood that all references to “the date hereof” and “the date of this Agreement” contained in this Agreement shall be references to the Closing Date. The schedules to this Agreement may be supplemented or modified by the Pledgor the Closing Date in a manner reasonably satisfactory to the Agent.

8.14                           Intercreditor Agreement.  So long as the Intercreditor Agreement is in effect, the rights, obligations and remedies of the Agent shall be subject thereto.  This Agreement shall not impose any obligation or grant any right to the Agent to the extent that such obligation or right is inconsistent or conflicts with the Intercreditor Agreement.  This Section 8.14 is for the benefit of the Agent and the Lenders, and none of the Pledgor or any other party shall be a third party beneficiary hereof.

8.15                           Gaming Laws and Liquor Laws.  All rights, remedies, and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provision of the Gaming Laws or the Liquor Laws and all provisions of this Agreement are intended to be subject to all applicable mandatory provisions of the  Gaming Laws and Liquor Laws and to be limited solely to the extent necessary to not render the provisions of this Agreement invalid or unenforceable, in whole or in part.

[signature page follows]

Execution Version

IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee and Pledge Agreement to be duly executed and delivered as of the date first above written.

Eastern & Western Hotel Corporation

By:	/s/ Michael J. Hessling
Name: Michael J. Hessling
Title: Executive Vice President and Assistant Secretary

Wells Fargo Foothill, Inc., as Agent

By:	/s/ Jim Farner
Name: Jim Farner
Title: Senior Vice President

Guarantee and Pledge Agreement – Signature Page

Execution Version

Schedule 1

DESCRIPTION OF CASH ACCOUNT

Pledgor	Bank Account
Eastern & Western Hotel Corporation	Account number 11553005 located at Wells Fargo Brokerage Services, LLC

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Execution Version

Schedule 2

FILINGS AND OTHER ACTIONS

REQUIRED TO PERFECT SECURITY INTERESTS

Uniform Commercial Code Filings

UCC 1 Filing with the Secretary of State of the State of Nevada

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Execution Version

Schedule 3

LOCATION OF JURISDICTION OF ORGANIZATION

Jurisdiction of Organization	Identification Number
Nevada	C7311-1988

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